UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C, 20549


                             FORM 8-K


                          CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



  Date of report            July 1, 1996


                       Casino Resource Corporaton

           (Exact name of registrant as specified in its charter)


  Minnesota                      0-22242                  41-0950482

(State or other jurisdiction  (Commission File Number)   (IRS Employer
 of incorporation)                                        Identification No.)



         1719 Beach Blvd, Suite 306, Biloxi, Mississippi 39531-5396

                (Address of principal executive offices)


Registrant's telephone number, including area code       (601) 435-1976




Item 5.   OTHER EVENTS

On July 1, 1996, the Company announced an agreement by a wholly-owned subsidiary of the Company to lease and operate a casino and theatre in Sousse, Tunisia.

A copy of the press release is attached and incorporated as part of this filing.





                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CASINO RESOURCE CORPORATION



July 1, 1996                  _____________________________________________
                              Maurice P. Gaudet


                              Controller and Acting Chief Financial Officer





FOR IMMEDIATE RELEASE: Monday, July 1, 1996

CONTACT:            Jack Pilger, Chief Executive Officer
                     or Robert J. Allen, Vice President


                          Casino Resource Corporation
                                601-435-1976



             CASINO RESOURCE CORPORATION TO LEASE AND OPERATE
                      CASINO AND THEATRE IN TUNISIA

BILOXI, MISS. - Casino Resource Corporation (NASDAQ: CSNR) today announced that through its wholly-owned subsidiary, CRC of Tunisia, the company has signed a definitive agreement with the Samara Casino Company to lease and operate a casino and 600-seat theatre in Sousse, Tunisia. The agreement is for three years with an option to renew through 2006. the facility is currently under construction and is scheduled to open in June 1997. The 42,000 square foot casino resort will have 12,000 square feet of gaming space with present plans to include 400 slot machines and 25 table games.


Samara Casino Company will operate a gourmet restaurant, gift shop, coffee shop, child care facility and video arcade on the property. Samara Hotel Company, a sister corporation, presently owns and operates three hotels in Sousse area. The company's flagship hotel (the Samara Hotel) is a 425-room destination resort immediately adjacent to the casino, while the other two hotels have 125 rooms and 275 rooms, respectively. Samara Hotel Company also owns an active travel agency with regional offices throughout Europe and the most popular night club in the area.

"Having aligned ourselves with an established and well-respected hotel and travel company that knows the lay of the land in a highly active hospitality and entertainment market, we are genuinely excited about the potential of this business venture," stated Jack Pilger, president and chief executive officer of Casino Resource Corporation.

The City of Sousse is the most popular tourist city in Tunisia and is well known for its luxurious hotels with over 20,000 rooms, beautiful beaches and golf courses. According to the United States Embassy, Tunisia is considered one of the most sophisticated democratic societies located on the northern coast of Africa. It is located within two hours by air from Spain, Austria, Switzerland, Germany, France, and Italy and is host to approximately 4.5 million visitors annually. Two other casino properties, currently under construction and in an unrelated market, are located in Tunis and in Hammamet.

"Our entry into gaming in the Tunisian marketplace presents a tremendous opportunity for the company,"said Pilger. "As this will be the first casino of its kind in Sousse, there is no historical data to derive projected gaming revenue. For instance, the Las Vegas marketplace reports gaming revenues of $1,000 per square foot of gaming space annually, while other gaming jurisdictions with less competitive environments and limited gaming space have achieved gaming revenues in excess of $8,000 per square foot annually. Any estimates at this time would be premature," he added.

Casino Resource Corporation is a diversified hospitality and entertainment enterprise. The company owns and operates the 2,000-seat Country Tonite Theatre in Branson, Mo.: Country Tonite Enterprises, an award-winning theatrical production company in Las Vegas (producers of the "Country Tonite Show", currently in its fourth year at the Aladdin Hotel): and the 154-room Grand Hinckley Inn, located in Hincley, Minn, adjacent to the Grand Casino. In addition, the company has entered into strategic alliances for the development of Indian gaming properties in Michigan and Indiana.